Exhibit 99.1

AMERICREDIT CORP. GIVES NOTICE OF ANTICIPATED EFFECTIVE DATE OF

FUNDAMENTAL CHANGE TO HOLDERS OF CONVERTIBLE NOTES

FORT WORTH, TEXAS September 9, 2010 – AMERICREDIT CORP. (NYSE: ACF) (“AmeriCredit” or the “Company”), today announced that, pursuant to the terms of the indenture relating to its 0.75% convertible senior notes due 2011 and the indenture relating to its 2.125% convertible senior notes due 2013 (the “Notes”), it has designated October 1, 2010, as the “anticipated effective date” of the Make-Whole Fundamental Change that will occur as a result of the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, dated as of July 21, 2010, among General Motors Holdings LLC (“Holdings”), a wholly-owned subsidiary of General Motors Company (“General Motors”), Goalie Texas Holdco Inc. (“Goalie”), and AmeriCredit, whereby AmeriCredit will be the surviving corporation of the Merger with Goalie and will become a wholly-owned subsidiary of Holdings and a wholly-owned indirect subsidiary of General Motors.

In accordance with Section 15.01(b)(iii), 15.03(b) and 15.09 of the indentures, AmeriCredit is required to give advance notice of the “anticipated effective date” of the Make-Whole Fundamental Change that will occur as a result of the Merger for purposes of determining the resulting adjustment, if any, to the conversion rate of the Notes.

In accordance with Section 15.03 of the indentures, in connection with the Make-Whole Fundamental Change described above, AmeriCredit will increase the conversion rate applicable to the Notes entitled to such increase as provided in each of the indentures. The increase, if any, will be calculated by adding the conversion rate that would otherwise apply to the Notes plus an amount equal to the applicable Make-Whole Conversion Rate Adjustment to be determined in accordance with the terms of each of the indentures. No later than the actual effective date of the Make-Whole Fundamental Change, AmeriCredit will mail to each noteholder, the trustee for the Notes and the conversion agent for the Notes written notice of, and will publicly announce, the effective date of the Merger and the amounts, if any, by which the conversion rates of the Notes have been increased.

Following the occurrence of the effective date of the Merger, AmeriCredit will also provide to all holders of record of the Notes a “Fundamental Change Company Notice” specifying, among other things, the time periods during which the Notes must be surrendered in order to be entitled to any such increase in the conversion rate, which will be not less than twenty business days and not more than thirty five business days after the date of the Fundamental Change Company Notice.

While the parties expect that the Merger may be consummated as early as October 1, 2010, the Merger is subject to certain closing conditions and there can be no assurance that the required conditions will be satisfied by October 1, 2010, or at all, and consequently there can be no assurance that the Merger will be consummated on that date, or at all.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has about 800,000 customers and approximately $9 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission (the “SEC”) including the Company’s annual report on Form 10-K for the year ended June 30, 2010. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale vehicle values, reliance on warehouse financing and capital markets, the ability to continue to securitize loans, the continued availability of credit enhancement for securitization transactions on acceptable terms, fluctuating interest rates, competition, regulatory and legal changes, the high degree of risk associated with subprime borrowers, and exposure to litigation. The definitive agreement for GM to acquire AmeriCredit is subject to closing conditions and there is a risk that the transaction may not close. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Merger Filed With the SEC

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of AmeriCredit.

In connection with the proposed merger, AmeriCredit has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Investors and security holders and other interested parties can also obtain, free of charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, AmeriCredit Corp., 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, telephone (800) 644-2297, or from AmeriCredit’s web site at www.AmeriCredit.com.

AmeriCredit and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from AmeriCredit’s shareholders with respect to the merger. Information about AmeriCredit’s directors and executive officers and their ownership of AmeriCredit’s common stock is set forth in AmeriCredit’s definitive Proxy Statement on Schedule 14A filed on September 1, 2010. Shareholders and investors may obtain additional information regarding the interests of AmeriCredit and its directors and executive officers in the merger, which may be different than those of AmeriCredit’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger.

Contact:

Caitlin DeYoung

(817) 302-7394

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